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ARTICLES OF AMENDMENT
TO
ARTICLES OF INCORPORATION
OF
OPTIMUMBANK HOLDINGS, INC.

OPTIMUMBANK HOLDINGS, INC., a Florida corporation (the "Corporation"), hereby adopts the following Articles of Amendment to its Articles of Incorporation, pursuant to the provisions of Section 607.1003 and Section 607.1006 of the Florida Business Corporation Act (the "Act"):

1. The Corporation hereby increases the number of authorized shares of its common stock, par value $.01 per share, from 10,000,000 shares to 30,000,000 shares, and, to reflect such increase, hereby amends and restates Section (a) of Article III of its Articles of Incorporation of the Corporation as follows:

> (a) The aggregate number of shares of stock of all classes that the Corporation shall have authority to issue is 36,000,000 shares, of which 30,000,000 shares shall be common stock, par value $.01 per share ("Common Stock"), and of which 6,000,000 shares shall be preferred stock, no par value ("Preferred Stock").

2023 OCT 30 AM 11:43

2. The amendment to the Articles of Incorporation set forth in these Articles of Amendment was duly approved by shareholders of the Corporation at a meeting of held on June 27, 2023. The number of votes cast for the amendment by the shareholders, in the manner required by the FBCA and the Corporation's Articles of Incorporation, was sufficient for approval. Pursuant to the FBCA and the Corporation's Articles of Incorporation, no other shareholder approval was required.

3. These Articles of Amendment shall become effective as of the close of business on the date of the filing of these Articles of Amendment with the Secretary of State of State of Florida.

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IN WITNESS WHEREOF, the undersigned has executed these Articles of Amendment as of this 27 day of October, 2023

OPTIMUMBANK HOLDINGS, INC.

By: ______________________

Name: Moishe Gubin

Title: Chairman

2023 OCT 30 AM 11:43

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